                                                                    EXHIBIT 99.5

PERSONAL AND CONFIDENTIAL

October 18, 2002

Special Committee of the Board of Directors
The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, NY 10570

Board of Directors
The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, NY 10570


Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 333-90576, of The Reader's Digest Association, Inc. (the "Company" or "Reader's Digest") relating to shares of Common Stock, par value $0.01 per share ("Common Stock"), of Reader's Digest to be registered in connection with the Recapitalization (as defined below) of Reader's Digest.


Ladies and Gentlemen:


Reference is made to our opinion letter dated October 15, 2002 with respect to the fairness from a financial point of view to the holders (other than the Lila Wallace - Reader's Digest Fund, Inc. and the DeWitt Wallace - Reader's Digest Fund, Inc. (collectively, the "Funds")) of the outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") of The Reader's Digest Association, Inc. (the "Company") of (i) the repurchase (the "Purchase") of 4,597,701 shares of Class B Common Stock held by the Funds for $21.75 in cash per share, or $99,999,997 in cash in the aggregate (the "Purchase Amount"), (ii) the exchange ratio of 1.22 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company to be exchanged for each share of Class B Common Stock (the "Class B Exchange Ratio"), other than shares of Class B Common Stock purchased from the Funds as described above, and (iii) the exchange ratio of 1 share of Common Stock for each share of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Company (the "Class A Exchange Ratio"; collectively with the Class B Exchange Ratio and the Purchase Amount, the "Recapitalization"), taken as a whole, in each case pursuant to the Recapitalization Agreement, dated as of October 15, 2002 (the "Agreement"), among the Company and the Funds, which supersedes in all respects the Recapitalization Agreement, dated as of April 12, 2002 (the "April Agreement"), among the Company and the Funds, which has been terminated.

The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary -- Goldman Sachs Opinion," "The Recapitalization -- Background of the Recapitalization," "The Recapitalization -- Reasons for the Recapitalization," and "The Recapitalization -- Goldman Sachs Opinion" and to the inclusion of the foregoing opinion as Appendix D in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
------------------------

(GOLDMAN, SACHS & CO.)